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                                                P R E S S   R E L E A S E

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FOR IMMEDIATE RELEASE

                   LAS VEGAS SANDS CORP. ANNOUNCES INITIATION
                          OF CAPITAL RAISING ACTIVITY

       - Releases Certain Preliminary Las Vegas Operating Results to Aid
                   in Marketing and Syndication Activities -
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Las Vegas  (April 13,  2007) - Las Vegas  Sands Corp.  announced  today that it intends to begin the marketing and syndication of a $5 billion domestic credit facility, the proceeds of which are planned to be used to refinance its existing domestic credit facilities, to provide funding for current and future capital needs and for general corporate purposes.

To aid in the marketing of that credit facility, the company released today certain financial information for its Las Vegas operations for the quarterly period ended March 31, 2007. This information is preliminary and subject to adjustment as the Company completes its internal control procedures surrounding its quarterly reporting responsibilities.

LAS VEGAS FIRST QUARTER 2007 OPERATING RESULTS

In the first quarter of 2007 in Las Vegas, hotel revenues increased approximately 7% to approximately $96 million versus $89.6 million in the first quarter of 2006. The Venetian's average daily rate (ADR) increased approximately 10.8% to $276, compared to $249 in the first quarter of 2006. The Venetian's occupancy of available guestrooms was approximately 99% during the first quarter of 2007, which compares to 99.9% during the prior year period, generating revenue per available room (REVPAR) of approximately $273 in the 2007 period, an increase of approximately 10% versus $248 in the 2006 period.

Food and beverage revenues were approximately $40 million in the first quarter of 2007 compared to $43.3 million in the 2006 period, a decrease of approximately 8%. Retail and other operating revenues were approximately $41 million in the first quarter of 2007 compared to $34.2 million in the first quarter last year, an increase of approximately 20%.


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


Table games drop was approximately $353 million in the first quarter of 2007 versus $363.5 million during the first quarter of 2006, a decrease of approximately 3%. Slot machine handle (volume) increased to approximately $588 million in the first quarter of 2007 versus $529.5 million during the first quarter of 2006, an increase of approximately 11%. Table games win (calculated before discounts) was approximately $103 million in the first quarter of 2007, compared to $80.5 million in the first quarter last year. Casino revenues increased approximately 24%, to approximately $120 million in the first quarter of 2007 compared to $97.1 million in the first quarter of 2006. The provision for bad debt was approximately $16 million in the 2007 first quarter, including approximately $10 million related to a single premium customer. The provision for bad debt was $4.7 million in the first quarter of 2006. Table games win percentage was approximately 29% in the 2007 quarter compared to 22.1% in the first quarter of last year. This compares to our expected range of 20% to 22%. Slot win percentage was approximately 6% in the 2007 quarter compared to 6.3% in the first quarter last year. Table games win percentage and slot win percentage are calculated before discounts, slot points or promotional expenses.

On a GAAP basis, operating income for our Las Vegas operations is expected to be in the range of $86 million to $91 million in the first quarter of 2007, versus $79.3 million in the 2006 period. Adjusted property EBITDAR for our Las Vegas operations is expected to be in the range of $107 million to $112 million in the first quarter of 2007, compared to $101.1 million for the first quarter of 2006. The first quarter 2007 adjusted property EBITDAR reflects the benefit of our higher than expected table games hold percentage, which contributed approximately $13 to $15 million to adjusted property EBITDAR in the quarter. This benefit was substantially offset by the elevated provision for bad debt referenced above.

"We continue to see strong performance across the board at The Venetian," stated William Weidner, president and chief operating officer, Las Vegas Sands Corp. "Our convention based strategy continues to drive increases in our room rates and REVPAR. In addition, the benefits of our targeted capital investments are contributing to solid top line performance at The Venetian. Our high end business, in particular, continues to benefit from our investments in the infrastructure and amenities vital to our competitiveness and success in this increasingly important segment. Our ongoing efforts to generate operating efficiencies across the property have allowed our top line enhancements to consistently flow through to our adjusted property EBITDAR at the Las Vegas property.

"Looking further ahead, construction of The Palazzo, which has been designed to include all the amenities and features necessary to service our important premium business, continues to progress. Later this year, the comprehensively renovated Venetian and newly opened Palazzo complex will represent the largest integrated destination resort in the world, with over 7,000 hotel rooms and 2.3 million square feet of meeting, convention and exhibition space. We believe this property will provide an excellent platform for profitable growth in Las Vegas for years to come."

The company intends to issue a press release detailing its complete financial results for the quarter ended March 31, 2007, and to hold a conference call to discuss those results, on or around May 3, 2007.

                                     # # #


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


Statements in this press release, which are not historical facts, are "forward-looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

ABOUT LAS VEGAS SANDS CORP.

        Las Vegas Sands Corp. (NYSE: LVS) is one of the leading international developers of multi-use integrated resorts.

        The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino and the Sands Expo and Convention Center in Las Vegas and the Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing four additional integrated resorts: The Venetian Macao Resort-Hotel in Macao; The Palazzo Resort-Hotel-Casino in Las Vegas; Sands Bethworks(TM) in Bethlehem, Pennsylvania; and The Marina Bay Sands(TM) in Singapore.

        LVS is also creating The Cotai Strip(TM), a master-planned development of resort-casino properties in Macao. Additionally, the company is working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.

CONTACTS:
Investment Community:  Scott Henry, Senior Vice President, Finance
                       (702) 733-5502
Media:  Ron Reese, Vice President of Communications, (702) 414-3607

LAS VEGAS SANDS CORP.
FIRST QUARTER 2007 PRELIMINARY RESULTS
NON-GAAP RECONCILIATIONS
($ in millions)
(Unaudited)

The following is a reconciliation of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR:

                                                     Three Months Ended
                                                       March 31, 2007
                                                       Estimated Range          Three Months Ended
                                                --------------------------        March 31, 2006
                                                    Low            High               Actual
                                                -----------    -----------      ------------------
Operating income                                   $  86          $   91              $ 79.3
  Add (deduct):
     Depreciation and amortization                    18              18                16.8
     (Gain) loss on disposal of assets                 -               -                   -
     Pre-opening expense                               -               -                 0.6
     Development expense                               -               -                   -
     Stock-based compensation                          1               1                 0.9
                                                -----------    -----------      ------------------

Adjusted EBITDA                                      105             110                97.6

  Add:
     Rental expense                                    2               2                 3.5
                                                -----------    -----------      ------------------

Adjusted Property EBITDAR                          $ 107           $ 112             $ 101.1
                                                ===========    ===========      ==================


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


===============================================================================

Within the Company's press release, the Company makes reference to certain non-GAAP financial measures including "adjusted EBITDA", and "adjusted property EBITDAR". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why the Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Adjusted EBITDA consists of operating income before depreciation and amortization, gain or loss on disposal of assets, preopening expense, development expense and stock-based compensation. Adjusted property EBITDAR consists of operating income before depreciation and amortization, gain or loss on disposal of assets, preopening expense, development expense, stock-based compensation and rental expense. Reconciliations of GAAP operating income to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedule accompanying this release.

STATISTICAL DEFINITIONS:

ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.







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